Dobson Communications Reports Third Quarter Preliminary Operating Results

Company Confirms Guidance for Second Half of 2004

OKLAHOMA CITY, Oct. 20, 2004 — Dobson Communications Corporation (Nasdaq:DCEL) today reported that average revenue per unit (ARPU) for the third quarter ended September 30, 2004 is expected to be approximately $41.15 per month, compared with ARPU of $40.03 for the second quarter of 2004 and $41.71 for the third quarter last year. The Company noted that, for the first time this year, in September 2004 its monthly ARPU was higher than that for the same month last year.

Dobson expects to report roaming revenue of approximately $62 million for the third quarter of 2004, based on approximately 450 million roaming minutes of use (MOUs). On a same-store basis that includes roaming MOUs from Michigan RSA 5, NPI and American Cellular, Dobson reported approximately 446 million roaming MOUs for the third quarter of 2003. For the third quarter of 2004, roaming MOUs at Dobson Cellular Systems were slightly below the third quarter of 2003, and roaming MOUs at American Cellular were slightly above those for the same quarter last year.

Based on preliminary revenue and expense estimates for September, Dobson expects to report EBITDA in a range of $94 million to $96 million and expects to report operating income in a range of $45 million to $47 million for the third quarter of 2004.

This compares with EBITDA of $86 million and operating income of $39 million for the second quarter of 2004. For the third quarter of 2003, Dobson reported EBITDA of $95 million and operating income of $63 million. Dobson’s results of operations for the third quarter of 2003 include the operations of American Cellular beginning on August 19, 2003, when Dobson acquired American Cellular.

For purposes of this press release, Dobson defines EBITDA as operating income less depreciation and amortization. Dobson expects to report depreciation and amortization expense of approximately $49 million for the third quarter of 2004. This compares with depreciation and amortization expense of $47 million for the second quarter of 2004 and $33 million for the third quarter of 2003.

Subscriber metrics

Dobson expects to report approximately 121,600 total gross subscriber additions for the third quarter of 2004, of which approximately 69,000 were on GSM calling plans. The Company expects to report that approximately 97,700 of its third quarter gross additions were on postpaid and prepaid calling plans, while approximately 23,900 were reseller gross additions.

This compares with approximately 107,000 total gross subscriber additions in the second quarter of 2004, of which approximately 39,100 were on GSM calling plans. The Company reported approximately 113,900 gross additions for the combined operations of Dobson and American Cellular in the third quarter of 2003.

Postpaid customer churn is expected to be approximately 2.1 percent for the third quarter of 2004, compared with 1.7 percent for the second quarter this year and 1.8 percent for the third quarter last year for its combined operations.

For the third quarter of 2004, the Company expects to report net subscriber additions of approximately 1,200, which would bring total subscribers served as of September 30, 2004 to approximately 1,608,700. In the third quarter, Dobson expects to report that its subscriber base declined by approximately 7,500 postpaid and 200 prepaid subscribers, while it added approximately 8,900 reseller subscribers. The Company reported approximately 7,200 net subscriber additions for the second quarter of 2004 and 16,600 in last year’s third quarter for its combined operations.

For the third quarter of 2004, the Company expects to report that approximately 74,500 of its TDMA subscribers migrated to GSM calling plans, compared with 68,700 migrations in the second quarter of 2004. Consequently, at September 30, 2004, the Company had approximately 286,500 GSM customers, compared with approximately 152,600 GSM subscribers at June 30, 2004. The Company noted that the number of migrations slowed in the latter part of the third quarter.

Second Half 2004 Guidance

Dobson addressed its outlook for the second half of 2004 in its August 9, 2004 press release. The Company said that it expects to report approximately 215,000 prepaid and postpaid gross adds for the second half of the year; postpaid churn of 2.1 percent; ARPU in a range of $40.50 to $41.00; a range of 780 million to 820 million roaming MOUs; and EBITDA in a range of $166 million to $176 million.

Based on preliminary third quarter results, the Company reconfirmed its guidance targets for the second half, with the exception of its target of 215,000 prepaid and postpaid gross adds. The Company said it expects second half gross additions to fall slightly short of the target.

Third quarter 2004 earnings release and conference call

Dobson plans to publish its full third quarter 2004 earnings results after the close of market trading on Thursday, November 4, 2004. The Company is scheduled to conduct its third quarter earnings conference call at 9 a.m. CT (10 a.m. ET) on Friday, November 5, 2004. Along with third quarter results, Dobson may review its outlook for the remainder of 2004.

Investors will be able to monitor the earnings conference call via web-cast on Dobson’s web site at www.dobson.net, under the “Investor Relations, Conference Calls” tab. To participate by phone, please dial:

Conference call number: Confirmation code: Replay number: Replay passcode:	800 810 0924 971039 888 203 1112 971039

Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, increased levels of competition; shortages of key network equipment and/or handsets; restrictions on the Company’s ability to finance its growth; and other factors. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:	Dobson Communications Corporation J. Warren Henry Vice President, Investor Relations (405) 529-8820

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